Exhibit 10.13

AMENDMENT TO

SEPARATION AGREEMENT AND RELEASE

This is an Amendment, dated July 24, 2007 (the “Amendment”) to that certain Agreement (“Agreement”) dated the 20th day of July 2007 (the “Effective Date”) by and between Spectrum Brands, Inc. (“Spectrum”) and Kenneth V. Biller (“Biller”).

WHEREAS, Biller and Spectrum have agreed to make one modification to the Agreement to reflect the intention of the parties;

NOW THEREFORE, for and in consideration of the foregoing and of the terms, conditions and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Biller and Spectrum agree as follows:

I. Amendment to Exhibit B. Section 3 (Restricted Stock) of Exhibit B to the Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

“Any restrictions still in effect with respect to any outstanding shares of restricted stock previously awarded to Biller will lapse in accordance with the provisions of the Restricted Stock Award Agreements evidencing the awards of such restricted stock, provided, however, that solely for the purpose of the Restricted Stock Award Agreement dated February 1, 2006 and the Restricted Stock Agreement dated April 1, 2005 with award number RA000037 in the amount of 25,000 shares, Biller will be treated as remaining actively employed by Spectrum until December 31, 2007.”

II. Miscellaneous. Other than as amended by Section I of this Amendment, the Agreement shall remain in full force and effect. This Amendment will be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date written below.

Spectrum Brands, Inc.		Kenneth V. Biller

By:	/s/ John T. Wilson	/s/ Kenneth V. Biller
Date: July 24, 2007		Date: July 24, 2007